UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2013

GRYPHON GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-127635	92-0185596
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

601 N. Nevada Street
Carson City, Nevada 89703
(Address of principal executive offices) (Zip Code)

(604) 261-2229
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Joint Venture with Waterton Global Value L.P.

On January 30, 2013, Gryphon Gold Corporation, a Nevada corporation (the “Company”) converted Borealis Mining Company, a wholly owned subsidiary of the Company (“BMC”) from a Nevada corporation into a Nevada limited liability company (as converted, “Borealis”). Shortly thereafter, the Company entered into a Contribution Agreement (the “Contribution Agreement”) with Waterton Global Value, L.P., a limited partnership formed under the laws of the British Virgin Islands (“WGV”), and Borealis Holdings LLC (“Holdings”, with WGV and Holdings, collectively being referred to as “Waterton”), a Nevada limited liability company and an affiliate of WGV, dated January 30, 2013, whereby the Company assigned 6,000,000 units of Class A membership interest, or 60% of the equity ownership, of Borealis (the “Sale”) to Holdings in consideration for WGV forgiving $17 million, or approximately two-thirds, of the total amount owing to the Company pursuant to the Senior Secured Gold Stream Credit Agreement dated April 18, 2012, among WGV, as the lender, the Company, as the borrower, and BMC, as a guarantor, as amended (the “Credit Agreement”). In connection with the Contribution Agreement, the Company provided standard representations and warranties to WGV, as well as a right to indemnification for a breach of such representations and warranties.

In connection with the Sale, Borealis, the Company and Holdings entered into an Amended and Restated Limited Liability Company Agreement dated January 30, 2013 (the “LLC Agreement”), that governs the operations of Borealis and the financial obligations of Holdings and the Company. The Company is responsible for the payment of (i) an initial $4 million capital contribution (the “Initial Capital Contribution”), and (ii) 40% of all future capital contributions, including 40% of a contemplated $4 million capital contribution (or $1.6 million) expected to be called by the board of managers for Borealis in February or March of 2013 (the “Proposed Capital Contribution”). Waterton has indicated that it will advance up to $5.6 million to Borealis (consisting of the Initial Capital Contribution and the Proposed Capital Contribution) on behalf of the Company, with $3 million already having been advanced by Waterton to the Company, which will be repaid, with interest at escalating rates, within six months. Ongoing capital contributions will be determined by the board of managers of Borealis, and will be paid by both parties equal to their respective ownership interest in Borealis. If one party fails to meet a financial obligation it will be subject to dilution in their ownership interest in Borealis. In addition, if the interest of the Company in Borealis is reduced to 10% or less, it will be converted into a net profit interest of 3.5% . The board of managers of Borealis will consist initially of 3 board members appointed by Waterton and 2 board members appointed by the Company.

Additionally, the Company and Waterton entered into a third amendment to the Credit Agreement (the “Third Amendment” and together with the Credit Agreement, as amended, the “Amended Facility”), dated January 30, 2013. Under the Amended Facility the principal balance of the loan thereunder is reduced to $6,650,000, which is to be repaid in monthly installments commencing on January 31, 2013, and ending on November 30, 2014. The Company may meet the monthly payment obligations under the Amended Facility by tendering payments in cash, gold or units of Borealis. The reduction of the amount outstanding under the Amended Facility will reduce the Company’s monthly debt payments to WGV from $1.4 million, by approximately $1.0 million, to $0.4 million.

On January 18, 2013, the Company and BMC, entered into a second amendment to the Credit Agreement to increase Waterton’s commitment amount under the Credit Agreement by $3 million (the “Facility Increase”), bringing the aggregate borrowings under the Credit Agreement from $20 million to $23 million. Under the terms of the Third Amendment, the Contribution Agreement and the LLC Agreement, the Facility Increase of $3 million was treated as a capital contribution to Borealis by Waterton on behalf of the Company and a default loan from Holdings to the Company under the LLC Agreement.

The summaries of the Contribution Agreement, the LLC Agreement and Third Amendment are qualified in their entirety by reference to the copies of the Contribution Agreement, the LLC Agreement and Third Amendment attached hereto as Exhibit 10.1, 10.2 and 10.3, respectively, which are incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Exhibit Name
10.1	Contribution Agreement dated January 30, 2013, by and among Borealis Holdings LLC, Waterton Global Value, L.P., Gryphon Gold Corporation, and Borealis Mining Company LLC
10.2	Amended and Restated Limited Liability Company Agreement dated January 30, 2012, by and among Borealis Mining Company LLC, Gryphon Gold Corporation, and Borealis Holdings LLC.
10.3	Third Amendment to Senior Secured Gold Stream Credit Agreement dated January 30, 2012, by and among Gryphon Gold Corporation, Borealis Mining Company LLC, and Waterton Global Value, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRYPHON GOLD CORPORATION.
(Registrant)

Dated: February 5, 2013	/s/ James O’Neil
James O’Neil
Chief Executive Officer and Interim Chief
Financial Officer